Exhibit 99.1

UTStarcom, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended
	March 31, 2004	March 31, 2003 *

Net sales	$622,292	$330,520

Cost of sales	446,258	217,835
Gross profit	176,034	112,685

Operating expenses:
Selling, general and administrative	66,943	37,583
Research and development	45,658	26,812
In process research and development		1,320
Amortization of intangible assets	2,973	695
Total operating expenses	115,574	66,410

Operating income	60,460	46,275

Interest and other income	9,057	4,490
Equity in loss of affiliated companies	(997)	(975)
Income before income taxes and minority interest	68,520	49,790
Income tax expense	13,704	12,447
Minority interest in earnings of consolidated subsidiaries	(50)	—

Net income	$54,766	$37,343

Basic earnings per share	$0.48	$0.35

Diluted earnings per share	$0.40	$0.33

Weighted average shares used in per-share calculation:
• Basic	114,614	107,358
• Diluted	139,325	111,953

	Three months ended
	March 31, 2004	March 31, 2003 *

1. The above unaudited financial statements include the following non-cash expenses:
Cost of Sales	$—	$3
Selling, general and administrative	51	118
Research and development	26	594
Total stock compensation expense	$77	$715

Amortization of intangible assets	$2,973	$695

In-process research and development	$—	$1,320

Impairment in investment portfolio	$226	$223

2. Earnings per share

Basic earnings per share
Income available to common stockholders	$54,766	$37,343

Effect of Dilutive Securities
7/8% Convertible Subordinated Notes	917	—

Diluted earnings per share
Income available to common stockholders + assumed conversions	$55,683	$37,343

*  Certain reclassifications have been made to prior year balances in order to conform to the current year presentation

UTStarcom, Inc.

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31, 2004	December 31, 2003
	(unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$766,269	$422,591
Accounts receivable, net	432,474	368,865
Notes receivable	43,824	11,362
Inventories, net	318,079	257,038
Deferred costs/Inventories at customer sites under contracts	426,240	558,977
Prepaid expenses	114,669	136,262
Restricted cash and short term investments	30,864	24,404
Other current assets	54,628	52,408
Total current assets	2,187,047	1,831,907
Property, plant and equipment, net	200,762	186,076
Long-term investments	24,101	24,066
Goodwill and intangible assets, net	143,058	145,933
Other long term assets	40,836	38,976
Total assets	$2,595,804	$2,226,958

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	288,017	$251,176
Income taxes payable	26,397	16,780
Customer advances	302,255	458,654
Deferred revenue	57,209	44,958
Other	175,857	173,139
Total current liabilities	849,735	944,707

Long-term debt	402,500	402,500
Other long-term liabilities
Minority interest in consolidated subsidiaries	610	560
Stockholders’ equity:
Common stock	144	131
Additional paid-in capital	1,115,113	653,624
Deferred stock compensation	(7,484)	(7,761)
Retained earnings	231,326	229,777
Receivable from shareholders		—
Other comprehensive income/(loss)	3,860	3,420
Total stockholders’ equity	1,342,959	879,191

Total liabilities and stockholders’ equity	$2,595,804	$2,226,958

	March 31, 2004	December 31, 2003
	(unaudited)
Inventories are made up of the following:

Inventories at factories	$175,327	$166,075
Inventories at customer sites	142,752	90,963
Inventories at customer sites under contracts	426,240	558,977

Total inventories	$744,319	$816,015

*  Certain reclassifications have been made to prior year balances in order to conform to the current year presentation